SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                               Service 1st Bancorp
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    817569106
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ]  Rule 13d-1(b)
  [ ]  Rule 13d-1(c)
  [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

CUSIP No.  817569106
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Eugene C. Gini
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

          NUMBER OF          ---------------------------------------------------
           SHARES            6    SHARED VOTING POWER
        BENEFICIALLY                   122,628
          OWNED BY           ---------------------------------------------------
            EACH             7    SOLE DISPOSITIVE POWER
          REPORTING
           PERSON            ---------------------------------------------------
            WITH             8    SHARED DISPOSITIVE POWER
                                       122,628
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         122,628
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.11%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                Page 2 of 6 pages

Item 1.
         (a)      Name of Issuer:
                  Service 1st Bancorp

         (b)      Address of Issuer's Principal Executive Offices:
                  49 W. 10th Street, Tracy, CA 95376

Item 2.
         (a)      Name of Person Filing:
                  Eugene C. Gini

         (b)      Address of Principal Business Office or, if none, Residence:
                  611 W. Fremont Street, Stockton, CA 95203

         (c)      Citizenship:
                  U.S.

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number:
                  817569106

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
         (h) [ ]  A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


                                Page 3 of 6 pages

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:
                  122,628

         (b)      Percent of class:
                  5.11%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote

                  (ii)     Shared power to vote or to direct the vote
                           122,628

                  (iii)    Sole power to dispose or to direct the disposition of

                  (iv) Shared power to dispose or to direct the disposition of 122,628

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

                                Page 4 of 6 pages

Item 10. Certification

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

         Not Applicable

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

         Not Applicable


                                Page 5 of 6 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 25, 2008

                                       By: /s/ Eugene C. Gini
                                           -------------------------------------
                                           Eugene C. Gini, Director





                                Page 6 of 6 pages